The Investment Company of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$742,773
Class B	$26,702
Class C	$21,834
Class F	$16,887
Total	$808,196
Class 529-A	$13,439
Class 529-B	$1,642
Class 529-C	$2,400
Class 529-E	$496
Class 529-F	$224
Class R-1	$460
Class R-2	$4,393
Class R-3	$9,238
Class R-4	$4,493
Class R-5	$27,495
Total	$64,280

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3400
Class B	$0.2206
Class C	$0.2152
Class F	$0.3339
Class 529-A	$0.3283
Class 529-B	$0.2049
Class 529-C	$0.2060
Class 529-E	$0.2842
Class 529-F	$0.3618
Class R-1	$0.2223
Class R-2	$0.2059
Class R-3	$0.2890
Class R-4	$0.3298
Class R-5	$0.3765

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,176,724
Class B	117,655
Class C	100,842
Class F	51,761
Total	2,446,982
Class 529-A	41,783
Class 529-B	8,108
Class 529-C	11,856
Class 529-E	1,780
Class 529-F	647
Class R-1	2,145
Class R-2	21,695
Class R-3	32,638
Class R-4	13,613
Class R-5	75,113
Total	209,378

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$28.85
Class B	$28.73
Class C	$28.67
Class F	$28.82
Class 529-A	$28.82
Class 529-B	$28.75
Class 529-C	$28.76
Class 529-E	$28.77
Class 529-F	$28.80
Class R-1	$28.73
Class R-2	$28.75
Class R-3	$28.80
Class R-4	$28.82
Class R-5	$28.85